                                                                   EXHIBIT 10.13

              CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN
               PORTIONS OF THIS DOCUMENT. SUCH PORTIONS HAVE BEEN
                REDACTED AND MARKED WITH ASTERISKS (**). THE NON-
               REDACTED VERSION OF THIS DOCUMENT HAS BEEN SENT TO
               THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO
                   AN APPLICATION FOR CONFIDENTIAL TREATMENT.

                                SUPPLY AGREEMENT

      THIS AGREEMENT (the "Agreement") dated as of this twenty-third (23) day of July, 1998, by and between PRAECIS PHARMACEUTICALS INCORPORATED, a Delaware corporation, of 1 Hampshire Street, Cambridge, MA 02139-1572 ("PRAECIS") and Salsbury Chemicals, Inc., an Iowa corporation of 1205 Eleventh Street, Charles City, Iowa 50616-3466 ("SALSBURY").

                                   WITNESSETH:

      WHEREAS, PRAECIS is in the business of developing and commercializing pharmaceutical chemicals and has submitted information regarding PPI-149 peptide (the "Peptide") in a PPI-149-CMC formulation ("CMC") to the Federal Food and Drug Administration ("FDA") for testing and approval; and

      WHEREAS, PRAECIS and SALSBURY have entered into a letter agreement dated November 28, 1997 (the "Letter Agreement") which provides, among other things, for SALSBURY to manufacture and supply PRAECIS, and for PRAECIS to purchase from SALSBURY, certain qualification batches of CMC using the Peptide supplied by PRAECIS as a raw ingredient, and for the parties to negotiate and execute a mutually agreeable Supply Agreement with respect to CMC; and

      WHEREAS, SALSBURY owns and operates a pilot plant pharmaceutical manufacturing facility (the "Facility") in Charles City, Iowa, meeting cGMP requirements. SALSBURY will be required to design, engineer, install and qualify additional equipment and facility which will enable SALSBURY to produce commercial quantities of CMC; and

      WHEREAS, the parties have reached agreement as set forth herein with respect to the terms of the Supply Agreement contemplated by the Letter Agreement.

      NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

1. MANUFACTURE

A. Subject to the terms and conditions set forth herein, during the Term (as hereinafter defined), SALSBURY shall manufacture for and supply to PRAECIS, and PRAECIS shall purchase from SALSBURY, PRAECIS's requirements of CMC.

B. Not withstanding Section 1A. above, PRAECIS retains the right, at its sole option, to qualify one or more alternative suppliers at any time during the Term. Upon completion of such qualification, PRAECIS may order up to ** (**%) of its annual requirements for CMC from such alternative suppliers; provided that, without limitation of its other remedies, PRAECIS may order a greater percent (up to 100%) of such requirements from such alternative suppliers if SALSBURY is unable to meet is supply obligations hereunder.

2. TERM

Subject to earlier termination as provided in Section 20 below or extension as provided in this Section 2, this Agreement shall commence on the date hereof and shall continue for a period of seven (7) years (the "Original Term"); provided that commencing with the seventh anniversary of the date hereof and on each subsequent anniversary, the term of this Agreement shall automatically be extended for an additional twelve months from the then current expiration date, unless either party provides written notice to the other party electing not to extend the term of this Agreement, such notice to be provided at least twelve
(12) months prior to the applicable anniversary date (the term of this Agreement, as so extended or earlier terminated, being referred so as the "Term").

3. CONFIDENTIALITY

The parties hereto have entered into a Non-Disclosure Agreement dated as of September 2, 1997 (the "Non-Disclosure Agreement") relating to the Technical Information (as hereinafter defined) and such agreement is attached hereto as Exhibit A and is incorporated herein and made part hereof. The parties agree that all Technical or Confidential Information disclosed by either party to the other shall be covered under the terms of the Non-Disclosure Agreement and, notwithstanding any provision of the Non-Disclosure Agreement, shall be held confidential as provided in the Non-Disclosure Agreement from time of disclosure until ten (10) years after the end of the Term.

4. PRODUCTION UNIT AND EQUIPMENT

A. The parties recognize that additional equipment must be installed at the Facility to permit SALSBURY to produce CMC in the required commercial quantities. SALSBURY shall be responsible for the design, engineering, installation and qualification of the additional equipment and facility for the CMC Production Facility (the "Production Facility"), and PRAECIS shall be responsible for the capital and other costs incurred by SALSBURY associated with constructing and completing the Production Facility (the "Costs"). The costs shall be recovered by SALSBURY in monthly payments by PRAECIS (on an invoice pass through basis) over the length of the engineering, construction and commission phase of the project. SALSBURY shall provide the project management team and the Costs shall be capped at Four Million Nine Hundred Thousand Dollars ($4,900.00). The Production Facility shall be dedicated to PRAECIS over the Original Term of this Agreement. SALSBURY shall make best efforts to commission the Production Facility in April 1999. Although the Costs shall be paid for by PRAECIS, SALSBURY shall own the Production Facility and all installed equipment and PRAECIS shall have no claim thereon whatsoever.

B. Upon signing of this Agreement, PRAECIS shall execute a binding Purchase Order for ** of CMC at a price of ** ($**) **, F.O.B. Charles City, Iowa, for delivery as soon as practical after completion and commissioning of the Production Facility. SALSBURY's obligation to complete the Production Facility shall be subject to PRAECIS's execution, not later than October 1, 1998, of a binding Purchase Order for at least an additional ** (**) ** of CMC at a price of ** ($**) **, for delivery in calendar year 1999.

C. In the event that PRAECIS does not proceed with the commercialization of CMC, either because of its inability to obtain the requisite regulatory approvals or for any other reason including its inability to provide SALSBURY with Peptide and other raw materials necessary to fill such order, PRAECIS may instead pay to SALSBURY the amount which it would have been required to pay (at time it would have been required to make such payment) under Section 4(B) above had PRAECIS actually received both shipments of CMC.

D. All CMC will be billed at the time the product successfully passes Quality Control and Quality Assurance. Payment is required 30 days from invoice date. Ownership and risk of loss passes to PRAECIS at the time of invoicing.

5. FORECASTING

A. Thirty (30) days prior to the start of each calendar quarter during the Term, PRAECIS will provide SALSBURY with a written non-binding four quarter rolling forecast estimating PRAECIS's CMC requirements for the next four quarters or for each remaining quarter if the remainder of the Term is less than four quarters and, without limitation of SALSBURY's supply obligations under Section 1 hereof, SALSBURY may use such orders as the basis to schedule production.

B. At least thirty (30) days prior to the start of each month during the Term PRAECIS shall give SALSBURY firm purchase orders for its CMC requirements during the next month. SALSBURY shall deliver CMC to PRAECIS not later than thirty-seven (37) days from the date of SALSBURY's receipt of a firm Purchase Order, the Peptide and other raw materials.

C. If PRAECIS's actual requirements in any calendar quarter exceed the most recent forecast for that quarter by more than ** (**%), without limitation of SALSBURY's supply obligations under Section 1 with respect to an amount of CMC equal to ** (**%) of such forecasted amount (the "**% Amount"), SALSBURY shall only be required to use best efforts to meet PRAECIS' requirements in excess of the **% Amount.

6. PRICE

A. Following FDA (or equivalent foreign regulatory) approval of the Peptide in a CMC formulation, the base price per kilogram for quantities up to ** (**) ** per calendar year shall be ** ($**) **, and ** ($**) ** for any quantities in excess of ** (**) ** in any calendar year. All prices are F.O.B. Charles City, Iowa. CMC will be billed at the time the CMC successfully passes Quality Control and Quality Assurance. Payment is required thirty (30) days from invoice date. Ownership and risk of loss passes to PRAECIS at the time of invoicing.

B. Following FDA (or equivalent foreign regulatory) approval of the Peptide in a CMC formulation, the base price will be adjusted annually by SALSBURY by an amount not to exceed the change in the published Produce Price Index for Chemicals and Allied Products (PPI), as published by the Bureau of Labor Statistics of the U.S. Department of Labor. The parties agree that the PPI factor adjustment will begin at the average for June 1998 at 144.9.

C. SALSBURY shall use best efforts to maximize the concentration of active Peptide in CMC and to maximize the conversion of Peptide to CMC, consistent with the In-Process Limits (as defined herein).

D. The parties shall seek to establish a mutually agreed program to reduce manufacturing costs and improvement yields in the CMC process (the "Program"). Any cost savings or yield improvements resulting from the Program shall be ** by the parties and will be reflected in annual price adjustments. For yield improvements, if Yield is defined as the mole of CMC produce per mole of peptide reacted, and if Yield becomes higher, the sales price of CMC is adjusted upward as follows:

         Adjusted Price = **

         Yield #1 is the Average Yield of the 3-kilogram validation lots Yield #2 is a future Yield

E. Each party shall bear its own costs in the Program, provided that PRAECIS shall bear the costs of any raw material losses in the Program with the exception of raw material losses due to negligence or willful misconduct by SALSBURY which shall be borne entirely by SALSBURY. In the event new capital is required to implement a cost savings program both parties will share the cost equally.

7. RAW MATERIALS, SHIPPING AND WAREHOUSING

A. PRAECIS will provide, at PRAECIS's sole risk and expense, all Peptide and other raw materials (except WFI water which will be supplied by SALSBURY), freight prepaid, to the Production Facility, in such amounts and at such times as shall be jointly determined by SALSBURY and PRAECIS to be required for manufacture ofCMCordered by PRAECIS; provided that with respect to any purchase order, PRAECIS shall not be required to supply SALSBURY with Peptide and other raw materials required to fill such order more than fifteen (15) days prior to submission to SALSBURY of such purchase order. Risk of loss of Peptide and the other raw materials delivered by PRAECIS shall pass to SALSBURY when safely delivered at the Production Facility.

B. PRAECIS will provide a Certificate of Analysis ("CA") for each lot of Peptide delivered to SALSBURY for use in producing CMC. SALSBURY will perform a cGMP identity test upon receipt of Peptide. Any cost of loss resulting from SALSBURY's use of off-spec material in reliance on PRAECIS's CA shall be PRAECIS's sole responsibility unless such off-spec condition shall be the fault of SALSBURY who shall then bear such risk. SALSBURY shall be responsible for any rework or loss rising from actions or omissions of SALSBURY, including any costs to rework or replace PRAECIS-supplied materials.

C. Upon completion of manufacture, SALSBURY will arrange for shipment of CMC to PRAECIS designated locations, F.O.B. the Facility. CMC will be billed at the time the product successfully passes Quality Control and Quality Assurance as evidenced by receipt of a CA. Payment is required 30 days from invoice date. Ownership and risk of loss passes to PRAECIS at the time of invoicing.

8. ANALYTICAL SERVICES

A. PRAECIS desires to have SALSBURY provided a CA for each lot of CMC manufactured at SALSBURY's facility according to the in-process limits attached hereto as Exhibit B (the "In-Process Limits"). A CA will accompany each lot of CMC shipped.

B. SALSBURY and PRAECIS agree to jointly establish a release procedure for CMC manufactured by SALSBURY. SALSBURY shall obtain prior written approval from PRAECIS for any exemption in the In-Process Limits. If, at any time, CMC produced for PRAECIS fails to meet the In-Process Limits, PRAECIS and SALSBURY agree to work together in good faith to attempt to resolve any such problem through rework of the CMC, as appropriate, and SALSBURY will perform a failure investigation and report results to PRAECIS.

C. Any changes to the In-Process Limits must be approved and signed by authorized representatives of both parties as may be designated from time to time.

D. SALSBURY will maintain retention samples no greater than 0.5 gram of each lot of CMCproduced for a period of (1) year from the date of shipment. Such samples will be returned to PRAECIS or it's designate upon request by PRAECIS.

E. Analytical methods will be validated and reports will be provided to PRAECIS. As necessary, cross-validation will be performed with other parties.

9. INVOICING AND INVENTORIES

SALSBURY shall invoice PRAECIS immediately following completion of CMC manufacture, packaging and Quality Control and Quality Assurance approval. Payment shall be due from PRAECIS within thirty (30) days of date of SALSBURY's invoice. Ownership and risk of loss passes to PRAECIS as the time of invoicing. Bill of Lading for each shipment will accompany the shipment. Within ten (10) days following the end of each month during the Term, SALSBURY shall submit the following to PRAECIS.

A. Inventory of CMC at the end of each calendar month and a listing of each shipment of CMC made during such calendar month showing truck or car numbers, date, weight and number of containers; and

B. Inventory of Peptide supplied by PRAECIS at the end of each calendar month;
and

C. Total amount of Peptide used in the processing of CMC during such calendar month.

10. CHANGE IN MATERIAL, PROCESS OR PROCEDURE.

SALSBURY shall obtain prior written approval of PRAECIS for any change in materials or methods of manufacture or analysis employed in producing CMC hereunder, and SALSBURY shall promptly notify PRAECIS of and implement any changes advised by any appropriate regulatory agency or other authority.

11. FACILITY INSPECTION

A. Upon reasonable prior notice, PRAECIS and its Licensees who agree to be bound by the terms of Non-Disclosure Agreement shall have the right to inspect and audit the Production Facility, provided that if PRAECIS requests an inspection at a time when such inspection would not present a significant risk of disclosure of confidential information of SALSBURY or a customer of SALSBURY other than PRAECIS. SALSBURY will, if practical, arrange for the inspection to take place within five (5) working days from the date of said request.

B. PRAECIS employees and Licensees who are present at the Production Facility shall comply with all SALSBURY's rules, regulations and instructions from SALSBURY's employees, and PRAECIS assumes all liability, costs and loss of whatever kind directly resulting from the presence of PRAECIS's employees at the Production Facility, provided that SALSBURY shall be responsible for its negligence, recklessness or willful misconduct.

12. PACKAGING

The CMC supplied by SALSBURY hereunder shall be packaged in containers specified by PRAECIS (but supplied by SALSBURY) and shall bear labels supplied by SALSBURY using label copy supplied by PRAECIS. PRAECIS shall be solely responsible for complying with any applicable laws, regulations, rules or ordinances (federal, state or local) relating to the container and the contents of the labels. In addition to the container specifications and labels, PRAECIS shall also provide SALSBURY with all the packaging component specifications necessary to package the CMC.

13. WASTE DISPOSAL

SALSBURY is responsible for all costs and liabilities associated with the transport and approved disposal of waste streams generated by the manufacture of CMC at the Facility. Upon request, SALSBURY will provide to PRAECIS copies of all manifests for shipping CMC waste streams from the Production Facility. At PRAECIS option and PRAECIS' expense, all waste will be shipped to PRAECIS or it's designate.

14. SAFETY INFORMATION

PRAECIS will supply Material Safety Data Sheets ("MSDS") for Peptide and CMC. SALSBURY will obtain from their raw material suppliers all other raw material MSDS's utilized in the manufacture of the CMC before said manufacture will begin.

15. REGULATORY APPROVALS

SALSBURY is responsible for securing and complying with the necessary worldwide regulatory approvals for the manufacture and supply of CMCand any substitute CMC's at the Facility, in the case where modifications to the manufacture and supply of CMC are not required by regulatory agencies and PRAECIS requests modifications to the manufacture and supply of CMC, PRAECIS shall reimburse SALSBURY promptly for all increased approval and compliance costs. If PRAECIS offers and SALSBURY accepts substitute or additional CMC's, PRAECIS shall be responsible for all costs of regulatory compliance, and shall reimburse SALSBURY promptly for all such approval and compliance costs. PRAECIS shall be solely responsible for obtaining all regulatory approvals required for the sale of CMC to PRAECIS's customers.

16. TECHNICAL INFORMATION

A. PRAECIS has developed and is the owner of certain technical information required to produce CMC (the "Technical Information"), and except to the extent provided in this Section 16A, SALSBURY shall have no rights of any kind with respect to any Technical Information. PRAECIS hereby licenses the Technical Information to SALSBURY on non-exclusive, royalty-free basis for the sole purpose of producing CMC for PRAECIS during the Term.

B. Any and all improvements, discoveries and/or inventions, whether or not patentable, which may be made or conceived by SALSBURY during the Term which is based on or incorporates or uses any Technical Information, or otherwise arises out of SALSBURY's performance of its obligations hereunder shall be the sole and exclusive property of PRAECIS. Process or equipment information or recommendations provided by PRAECIS and/or inventions relating to such process and/or equipment information or recommendations, which arise in whole or in part out of such information shall also be the sole and exclusive property of PRAECIS. SALSBURY shall provide full disclosure to PRAECIS of all such improvements, discoveries, and/or inventions described above, and shall execute or cause to be executed any and all applications, assignments, or other instruments which PRAECIS shall deem necessary or useful in order to apply for, obtain and protect Patents of the United States and all foreign countries with respect to any and all such discoveries, improvements and/or inventions and shall, and hereby does, assign and convey to PRAECIS the sole and exclusive right, title, and interest in and to any and all such discoveries, improvements and/or inventions and to all patent applications and patents thereon. PRAECIS will bear the cost of preparation of all such patent applications and patents. PRAECIS shall grant SALSBURY a royalty-free, perpetual, worldwide license under any patent so obtained and agrees that SALSBURY can utilize any operational knowledge in other areas of its business; provided that such license shall not extend to, and SALSBURY shall not utilize any operational knowledge to provide, products, services or processes which are competitive with the business of PRAECIS.

17. WARRANTIES

A. SALSBURY warrants and represents:

      (i) that all CMC manufactured by SALSBURY hereunder will meet the In-Process Limits and will be made in accordance with worldwide cGMP;

      (ii) that the Production Facility (and the operations thereof) is, and shall remain during the term hereof, in substantial compliance with all applicable laws, statutes, rules, regulations or ordinances (federal, state or local) including but not limited to those enforced by the U.S. Environmental Protection Agency and the Occupational Safety and Health Administration.

B. PRAECIS warrants and represents:

      (i) that all Peptide and other raw materials delivered to SALSBURY for use in the manufacture of CMC hereunder shall meet the In-Process Limits shall be suitable for use in the CMC;

      (ii) that it has the right to use the Technical Information and to grant to SALSBURY the license granted pursuant to Section 18A. hereof;

18. INDEMNIFICATION

A. SALSBURY shall protect, defend, indemnify and hold harmless PRAECIS and its affiliates, and their respective directors, officers, employees and agents, from and against any and all actions, liability, loss, damage, cost or expense (including reasonable attorney's fees) arising out of, incident to, or in any way connected with, any breach by SALSBURY of this Agreement, including without limitation any representations or warranties of SALSBURY set forth herein. PRAECIS shall give SALSBURY prompt notice of any claim on which PRAECIS seeks indemnification from SALSBURY under this Section.

B. (i) PRAECIS shall protect, defend, indemnify and hold harmless SALSBURY and its affiliates, and their respective directors, officers, employees and agents, from and against any and all actions, liability, loss, damage, cost or expense (including reasonable attorney's fees) arising out of, incident to, or in any way connected with, any breach by PRAECIS of this Agreement, including without limitation any representations or warranties of PRAECIS set forth herein. SALSBURY shall give PRAECIS prompt notice of any claim on which SALSBURY seeks indemnification from PRAECIS under this Section.

      (ii) it is understood that SALSBURY has no control over the ultimate use of the CMC once the CMC leaves the Facility, and SALSBURY shall have no liability in connection with any use made of the CMC, except to the extent attributable to SALSBURY's gross negligence, willful misconduct or breach of this Agreement, including without limitation any breach of any representations or warranties of SALSBURY set forth herein. PRAECIS shall protect, defend, indemnify and hold harmless SALSBURY and its affiliates, and their respective directors, officers, employees and agents, from and against any and all actions, liability, loss, damage, cost or expense (including reasonable attorney's fees):

      (a)   arising out of or in connection with the sale or use of the CMC; or

      (b) arising out of any claim that the CMC, the Technology or the manufacturing process furnished by PRAECIS infringes any patent or other intellectual property right of any third party or that the labels of the CMC infringe any patent, copyright or trademark of any third party; or

      (c) otherwise arising out of the labeling or packaging of the CMC. Prompt notice of any such claim asserted against SALSBURY shall be given by SALSBURY to PRAECIS.

      (d) notwithstanding the foregoing provisions of this paragraph (ii), PRAECIS shall have no indemnify obligation under this paragraph (ii) to the extent any action, liability, loss, damage, cost or expense (including reasonable attorney's fees) referred to in this paragraph
            (ii) is attributable to SALSBURY's gross negligence, willful misconduct or breach of this Agreement, including without limitation any breach of any representations or warranties of SALSBURY set forth herein.

19. INSURANCE

SALSBURY shall furnish to PRAECIS, at PRAECIS request, but not later than the date of the commencement of manufacture of CMChereunder by SALSBURY, adequate evidence of the fact (including amounts of coverage) of insurance coverage, more particularly, worker's compensation, employer's liability and comprehensive general liability insurance, provided that self-insurance shall be permitted. SALSBURY shall carry (and provide evidence to PRAECIS of) appropriate insurance to cover loss or damage to in-process CMCand in-process Peptide.

20. TERMINATION FOR CAUSE

Either party may terminate this Agreement (and upon any such termination the Term shall automatically end), by giving the other party ninety (90) days written notice thereof, in any of the following events:

A. the cessation of business activities by the other party, except as the result of the merger or consolidation referred to in Section 26 hereof;

B. (i) the admission by the other party of its inability to pay its debts as they mature;

      (ii) the filing of a petition for bankruptcy or similar proceedings by the other party, but excluding a proceeding for reorganization pursuant to Chapter 11 of the Federal Bankruptcy Code by the other party providing that the party continues in the operation of its business and further provided that the party shall otherwise continue to perform its obligations under this Agreement; or

      (iii) a general assignment for the benefit of creditors or similar acts by the other party.

C. In the event this Agreement is terminated during the Production Facility construction phase, PRAECIS shall pay SALSBURY the Costs incurred or irrevocably committed to through the date of termination.

D. In the event that Salsbury does not perform under the terms of the Agreement, Salsbury will nevertheless use its best efforts to continue to supply Product until PRAECIS has an alternate validated replacement reproduction facility on line. Salsbury will assist PRAECIS with the Technology transfer. In no case will Salsbury's best efforts obligation extend beyond the Original Term

E. Any act of material dishonesty or violation of laws or regulations by the other party in relation to this Agreement which could affect that party's ability to perform hereunder.

F. The parties agree that assignment or transfer of this Agreement as provided in Section 24 might be an alternative to termination under this provision.

G. The material breach by the other party of this Agreement, including without limitation any such other party's representations or warranties set forth herein, which, if curable, continues uncured for a period of ninety (90) days after notice thereof is given to such other party.

21. FORCE MAJEURE

A. Neither party shall be liable for failure or delay of performance, except with respect to PRAECIS's obligations of payment under Section 6(A). hereunder, by reason of any Acts of God, riots, insurrections, strikes, lockouts, governmental action or regulation or any other cause beyond the reasonable control of such party. In the event of any such occurrence, deliveries of any order placed and accepted under this Agreement or the appropriate portion of such delivery shall be suspended for the duration of the period during which such cause continues, provided that no such act or occurrence shall relieve PRAECIS from its obligations of payment hereunder.

B. In the event of partial failure or delay of performance hereunder by reason of cause described in Section 21(A). above, unaffected portions of the Facility may be allocated to perform hereunder on an equivalent basis, but only if such allocation is determined by PRAECIS, prior to manufacture, to be in accordance with cGMP.

22. ARBITRATION

A. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach hereof shall be settled by arbitration in New Jersey in accordance with the Rules of the American Arbitration Association and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. Written notice of demand for arbitration shall be filed with the other party to the Agreement and with the American Arbitration Association within a reasonable time after the dispute, controversy or claim has arisen.

B. In any such arbitration proceeding in which damages may be awarded to PRAECIS based on SALSBURY's inability or failure to meet its supply obligations under this Agreement, such damages may include reasonably foreseeable losses arising from such inability or failure, including loss of sales and costs and expenses to obtain an alternate supply (including qualification of an alternate supplier), provided that damages consisting of loss of sales may not be awarded based on SALSBURY's inability or failure to supply to the extent the cause of such inability or failure is one or more force majeure events described in
Section 21A. above.

23. APPLICABLE LAW; ENTIRE AGREEMENT

This Agreement (including the Exhibits hereto), which shall be interpreted and enforced in accordance with the laws of the State of Iowa, constitutes the entire agreement between the parties, and it is expressly agreed that any and all prior understandings or agreements relating to the subject matter of this Agreement, whether oral or written, are automatically canceled by the execution of this Agreement, except that the respective obligations of the parties set forth in the Letter Agreement with respect to the manufacture, delivery and payment for qualification lots of CMCshall remain in full force and effect. The terms and conditions set forth herein may only be modified in a subsequent writing signed by both parties.

24. ASSIGNMENT

This Agreement may not be assigned or transferred by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, except (i) that either party may assign its rights hereunder to a subsidiary or controlled affiliated company, provided that no such assignment shall release the assigning party from its obligation hereunder and (ii) for any such assignment by PRAECIS to an entity which this Agreement relates, whether pursuant to a merger, consolidation, stock purchase, recapitalization, asset sale or otherwise.

25. INDEPENDENT CONTRACTOR

SALSBURY's status hereunder is that of an independent contractor. SALSBURY is not, and shall not, represent itself to be PRAECIS's agent or representative. SALSBURY shall not contact or communicate with PRAECIS's customers for the CMCin any manner or for any reason unless PRAECIS shall have consented thereto in advance.

26. NOTICES

A. All notices given pursuant to this Agreement shall be in writing and shall be
(i) hand delivered, or (ii) sent by (a) recognized overnight courier service,
(b) certified or registered mail, return receipt requested, or (c) facsimile, addressed as follows:

          To PRAECIS:
                      PRAECIS PHARMACEUTICALS Inc.
                      1 Hampshire Street
                      Cambridge, MA 02139-1572
                      Attention: Vice President, Corporate Development Facsimile No.: 617-494-8414

          To SALSBURY:
                      Salsbury Chemicals, Inc.
                      1205 Eleventh Street
                      Charles City, Iowa 50616
                      Attention: Vice President, Sales and Marketing Facsimile No.: 515-257-1020

                 with a copy to:

                      Cambrex Corporation
                      One Meadowlands Plaza
                      East Rutherford, NJ 07073
                      Attention: Corporate Secretary
                      Facsimile No.: 201-804-9851

B. Notice shall be effective seven business days after the time of posting if sent by mail (or on the date of delivery if hand delivered including by overnight courier) and on the date sent (if sent by facsimile with receipt confirmed), unless the notice relates to changing a party's address for purposes of giving notice, in which event the notice shall be effective as of the time received.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Witnesseth:                              PRAECIS PHARMACEUTICALS INC.

By:/s/ Kevin McLaughlin                  By:/s/ Marc A. Silver
       ------------------                ---------------------

  Name:Kevin McLaughlin                  Name:Marc A. Silver
  ---------------------                  -------------------

                                         Title:Vice President
                                         --------------------

                                         Date:  7/23/98
                                         --------------


Witnesseth:                              SALSBURY CHEMICALS, INC.

By:/s/ Nicholas P. Johnson               By:/s/ Dennis P. Bauer
   -----------------------                  -------------------

Name:Nicholas P. Johnson                 Name:Dennis P. Bauer
------------------------                 --------------------

                                         Title:Vice President, Sales & Marketing
                                               ---------------------------------

                                         Date:June 23, 1998
                                              ---------------

                                    EXHIBIT A
                        CONFIDENTIAL DISCLOSURE AGREEMENT

AGREEMENT dated of September 2, 1997, by and between PRAECIS Pharmaceuticals, Inc. ("PRAECIS"), a Delaware corporation, having its principal place of business at One Hampshire Street, Cambridge, Massachusetts 02139, and Salsbury Chemicals, Inc., an Iowa corporation having its principal place of business at 1205 11th Street, Charles City, Iowa, 50616-3466 ("CONFIDANT").

1.    Background

      PRAECIS and CONFIDANT intend to engage in discussions in order to evaluate a potential business relationship between the two parties. In the course of such discussions and negotiations, it is anticipated that the CONFIDANT may acquire PRAECIS's proprietary or confidential information ("CONFIDENTIAL INFORMATION") relating to PRAECIS's research and development programs including its LHRH and drug formulation programs, specifically; compound structures, compositions, formulation strategies, compound characteristics, methods of preparation, methods of testing, uses of, mechanisms of action, biologic activity, marketing research, clinical development and registration strategies, research and management personnel, technical and economic information, business concepts, proposed corporate partnership arrangements, and other information relating to PRAECIS business affairs and know how, for the purpose of enabling CONFIDANT to evaluate the feasibility of such business relationship. PRAECIS and CONFIDANT have entered into this Agreement in order to protect their rights with respect to any such information in accordance with the terms of this Agreement.

2.    Disclosure of CONFIDENTIAL INFORMATION.

      CONFIDANT shall hold in confidence and shall not disclose to any third party any CONFIDENTIAL INFORMATION disclosed to it by PRAECIS, except as expressly permitted under this Agreement. In order for such information to be subject to the obligations set forth herein, it must be disclosed in written or other tangible form, and clearly marked "confidential". If disclosed orally, such information must be reduced to written or tangible form within 30 days of initial disclosure, so marked and delivered to CONFIDANT. CONFIDANT shall use such CONFIDENTIAL INFORMATION only for the purpose for which it was disclosed and shall not exploit such CONFIDENTIAL INFORMATION for its own benefit or the benefit of another without the prior written consent of PRAECIS. CONFIDANT shall disclose CONFIDENTIAL INFORMATION of PRAECIS only to its employees and consul-tants who have need to know such CONFIDENTIAL INFORMATION in the course of the performance of their duties and who are legally bound to protect the confidentiality of such CONFIDENTIAL INFORMATION.

3.    Protection of CONFIDENTIAL INFORMATION.

      CONFIDANT shall protect PRAECIS's CONFIDENTIAL INFORMATION by using the same degree of care, but not less than a reasonable degree of care, to prevent the unauthorized use, dissemination, publication of, or access to, PRAECIS's CONFIDENTIAL INFORMATION as it uses to protect its own CONFIDENTIAL INFORMATION.

4.    Property Rights in CONFIDENTIAL INFORMATION.

      CONFIDENTIAL INFORMATION shall remain the property of PRAECIS notwithstanding disclosure hereunder. Disclosure of CONFIDENTIAL INFORMATION hereunder shall not be deemed to constitute a grant, by implication or otherwise, of a right or license to the CONFIDENTIAL INFORMATION or in any patents or patent applications of the PRAECIS.

5.    Limitation on Obligations.

      The obligations of each party specified in Section 3 above shall not apply to any CONFIDENTIAL INFORMATION which:

(a) Is otherwise in the pubic domain at the time of disclosure, or becomes publicly known, in each case, through no breach of this Agreement by CONFIDANT (provided, however, that information shall not be disqualified as CONFIDENTIAL INFORMATION (i) merely because it is embraced by more general or generic information which is in the public domain or available from a third party, or (ii) if it can only be reconstructed from information taken from multiple sources, none of which individually shows or fairly suggests the whole combination (with matching degree of specificity), its principle of operation and/or the relevant use or method of use, as applicable;

(b) Becomes known to CONFIDANT through disclosure by sources other than PRAECIS having the rights to disclose such CONFIDENTIAL INFORMATION:

(c) Is generally disclosed to third parties by PRAECIS without similar restriction on such third parties;

(d)   Is approved for release by written authorization of an officer of PRAECIS;
      or

(e) Is independently developed by employees or agents of CONFIDANT who have not utilized CONFIDENTIAL INFORMATION of PRAECIS's in such independent development.

6.    Return of Documents.

      CONFIDANT shall, upon the written request of PRAECIS, or upon termination of this Agreement, return to PRAECIS all CONFIDENTIAL INFORMATION received by CONFIDANT from PRAECIS pursuant to this Agreement (and all copies and reproductions thereof), except that one (1) copy thereof may be retained by CONFIDANT solely for the purpose of determining the extent of its obligations hereunder. CONFIDANT will retain copies of reports, data, and documentation, such as to remain in compliance with relevant regulatory agencies.

7.    Term

      Exchange of information hereunder shall occur within one year from the effective date of this agreement. This agreement shall remain in effect for ten years from the date of the signing or until the signing of a superseding agreement.

8.    General.

(a) This Agreement and a party's rights, duties and obligations under this Agreement are not transferable or assignable by that party without express prior written consent of the other. Any attempt to transfer or assign this Agreement or any of the rights, duties or obligations under this Agreement without such consent is void

(b) This Agreement can only be modified by written agreement duly signed by the persons authorized to sign agreements on behalf of the parties hereto, and variance from the terms or conditions of this Agreement will be of no effect.

(c) If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or be impaired thereby.

(d) This Agreement shall be governed and constructed in accordance with the laws of the State of Massachusetts.

(e) This Agreement is the complete and exclusive statement of the agreement between the parties as to the subject matter hereof and supersedes all communications between the parties related to the subject matter of this Agreement.

(f) A waiver of a breach or default under this Agreement shall not be a waiver of any other or subsequent breach or default. The failure or delay in enforcing compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition unless such term or condition is expressly waived in writing.

(g) In the event of a breach or threatened breach by CONFIDANT of any of the provisions of this Agreement, PRAECIS, in addition to any other remedies available to it under law, shall be entitled to an injunction restraining CONFIDANT from the performance of acts which constitute breach of this Agreement.

(h) This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties hereto, their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective the day and year first above written.

PRAECIS Pharmaceuticals, Inc.              CONFIDANT - SALSBURY CHEMICALS, INC.
-----------------------------              ---------

By:/s/ N. Barker                           By:/s/ Rudi E. Moerck
   ---------------------------                ------------------

Name:N. Barker                             Name:Rudi E. Moerck
     -----------------------                    --------------

Title:V. P., Development                   Title:President
      ------------------                         ---------

                                           Date:September 9, 1997
                                                -----------------

                                    EXHIBIT B

SALSBURY CHEMICALS, INC.                                                 CPD 174

                        QUALITY ASSURANCE SPECIFICATIONS

CATEGORY:                            PRODUCT                        QC FLAG:  QC

CODE NO:                             2000300

NAME:                                PPI 149-CMC

SYNONYMS:                            ABARELIZ DEPOT

FORMULA:                             **

MOLECULAR WEIGHT:                    **

CAS NO:                              [183552-38-7]

DATE ISSUED:                         APRIL 24, 1998

REPLACES                             04/09/1998

**                                   **

                   DRUG PRODUCT INTERMEDIATE IN-PROCESS LIMITS

TEST ITEM                           LIMITS                          TEST METHOD
---------                           ------                          -----------

1.  Description                     White to off-white powder       **

2.  CMC Content                               **                              **
     (spectrophotometric)

3.  Moisture                                  **                              **

4.  HPLC ID (retention time)                  **                              **

5.  Assay                                     **                              **

6.  Impurities (HPLC)                         **                              **

7.  Particle Size                             **                              **
    **
    **
    **

8.  **                                        **                              **

9.**                                          **

10. Microbial Limits **                       **                              **

11. Endotoxin (LAL) ( per mg)                 **                              **

QUALITY ASSURANCE SPECIFICATION                                CODE NO.  2000300
PPI-149                                                        Revision No. 9804


APPROVALS:


ORIGINATOR                  /s/ Michael Tzarny                  Date:  4/22/98
                            --------------------------------           -------

QUALITY CONTROL             /s/ Michael Tzarny                  Date:  4/22/98
                            --------------------------------           -------
                                   Supervisor

QUALITY ASSURANCE           /s/ L.J. Frahm                      Date:  4/22/98
                            --------------------------------           -------
                                   Manager

CHEMICAL DEVELOPMENT        /s/ Eric Michalson                  Date:  4/22/98
                            --------------------------------           -------
                                   Manager

SALES & MARKETING           /s/ Shel Gelman                     Date:  4/22/98
                            --------------------------------           -------
                                 Director

OPERATIONS                  /s/ Donald Bertling                 Date:  4/22/98
                            ----------------------------------         -------
                                   Manager


CHANGES: 1. Correct Replace date and Revision Number.